Exhibit 99.1

LM Funding America, Inc. Enters into Agreement to Make Pivotal Acquisition

Tampa, FL, November 14, 2024 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, is pleased to announce the signing of an asset purchase agreement to acquire the business assets of a 15 MW mining site in Oklahoma from Tech Infrastructure JV I LLC (“JV”), a joint venture majority-owned by Arthur Inc., for $7.3 million. The Company currently operates 10 MW of machines actively mining Bitcoin (BTC) at this site.

Bruce Rodgers, Chief Executive Officer of LM Funding, stated, “This acquisition is a pivotal first step in our strategic initiative to become a vertically integrated Bitcoin mining operation. The 15 MW hosting site enables us to transition our miners from Core to a cost-effective facility. As part of our expansion strategy, we intend to continue identifying additional hosting sites to drive further growth for our business. The Company expects to close this acquisition in December 2024.”

The acquisition includes most of the business assets of the JV, which includes air-cooled GIGA containers, transformers, and related infrastructure. Upon closing, LM Funding will pay approximately $1.1 million and apply previously extended loans to the JV, totaling approximately $3.7 million in accrued principal and interest, as a credit towards the purchase price. The remaining $2.5 million will be held in escrow to ensure the timely completion of this acquisition, including the exit of a third-party miner currently hosted by the JV. At the signing of the asset purchase agreement, the Company lent an additional $0.7 million to JV, which resulted in aggregate loans totaling $3.7 million by the Company to the JV. The facility and assets are being acquired by LM Funding for its own internal hosting needs and not for the purpose hosting third-party mining machines.

Arthur Inc. emphasized the strategic importance of the transaction, noting that the proceeds will be reinvested directly into its subsidiary growth strategy, focusing on the development of new mining sites and the expansion of its operational capacity. “This transaction represents a pivotal step in our long-term vision. By reinvesting the proceeds, we are positioning to capitalize on emerging opportunities in the mining sector, driving innovation and scaling our operations to meet growing demand.” said Rudá Pellini, President of Arthur Inc.

Not later than January 2025, LM Funding plans to vacate the third-party miner currently hosted at the site from 5 MW of Arthur Mining’s current hosting space, paving the way for the deployment of approximately 800 of LM Funding’s S21 and XP Bitmain machines and 640 S19J Pros. The escrow is expected to be paid not later than January 2025 once all third-party miners are removed from the site and certain other closing conditions are met.

This strategic move underscores LM Funding's commitment to optimizing its operations and solidifying its leadership in the evolving cryptocurrency mining sector.

Exhibit 99.1

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation the risk that the Company may not be able to successfully complete the above-described acquisition transaction, the risk that the expected benefits from the acquisition to the Company will not be realized or will not be realized within the expected time periods, the risks of operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance our planned cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, negative press regarding the debt collection industry, and the risk of pandemics such as the COVID-10 pandemic. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact :

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Email: LMFA@crescendo-ir.com